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EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

         We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3/S-11) and related prospectus of Entertainment Properties Trust for the registration of $400,000,000 of common shares of beneficial interest, preferred shares of beneficial interest, warrants and debt securities and to the incorporation by reference therein of our report dated March 28, 2002, with respect to the consolidated financial statements and schedule of Entertainment Properties Trust included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

                                        /s/  ERNST & YOUNG LLP

                                             ERNST & YOUNG LLP


Kansas City, Missouri

March 9, 2004